EXHIBIT 5





                                October 18, 1999



Board of Directors
EverTrust Financial Group, Inc.
2707 Colby Avenue, Suite 600
Everett, Washington  98201

Members of the Board:

     We have acted as counsel to EverTrust Financial Group, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 69,000 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the EverTrust Financial Group, Inc. 401(k) Employee Savings Profit Sharing Plan and Trust (the "Plan") and related interests in the Plan.

        In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Corporation's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that the shares of Common Stock and interests in the Plan covered by the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

      We hereby consent to the inclusion of our opinion in this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,


                                         /s/ Silver, Freedman & Taff, L.L.P.

                                         SILVER, FREEDMAN & TAFF, L.L.P.